SQUARE
VICTORIA
IMMOBILIER

DIVISION DE POWER CORPORATION DU CANADA

REGISTERED MAIL

April 11, 2008

Dynasty Gaming Inc.
759 Square Victoria
Suite 300
Montreal, Quebec H2Y 2J7

To the attention of: Albert Barbusci, President

Suject: **Lease Agreement entered into between Gelprim Inc. and Events International Meeting Planners Inc. on October 14, 1997, as modified by letters dated October 15, 2007, December 13, 2007 and February 29, 2008 (collectively, the "Lease Agreement").**

Dear Sir,

Reference is made to the above mentioned Lease Agreement and more particularly to the term thereof which has expired on March 31, 2008. Notwithstanding such expiry date, Gelprim Inc., as Lessor thereunder, hereby confirms that it extends the term of the Lease Agreement until July 31, 2008 (the "**Extended Term**"). Furthermore, the parties hereto acknowledge and agree that Lessee shall surrender to Lessor half of the Premises on May 1, 2008, consisting of approximately 3,300 gross square feet. In consideration of same, Lessee and Lessor agree that as of May 1, 2008 there shall not be any Minimum Rent payable for the remaining portion of the Premises. However, Lessee undertakes to pay its proportion of apportionable real estate taxes and operating expenses, which have been agreed to be set at 2.2380% as of May 1, 2008. Lessee also undertakes to pay the cost of utilities and electricity consumed in the remaining portion of the Premises. Except as aforesaid, all other terms and conditions of the Lease Agreement shall remain in full force and effect and unamended until the expiry of the Extended Term.

#1475864.1

759, Square Victoria
Montréal QC Canada H2Y 2J7
Téléphone : 514 286-3059 - Télécopieur : 514 286-3050

SQUARE
VICTORIA
IMMOBILIER

DIVISION DE POWER CORPORATION DU CANADA

Please acknowledge your agreement of the foregoing by signing a duplicate of this Agreement and returning same to Daniel Zangwill on or before April 25, 2008.

Yours sincerely,

GELPRIM INC.

Daniel Zangwill
Manager

DZ/

AGREED and **ACCEPTED** in Montreal, Province of Quebec on this 17 day of April 2008.

DYNASTY GAMING INC.

Albert Barbusci, President